Exhibit 99.1

NexImmune Promotes Mathias Oelke, Ph.D., To Chief Scientific Officer

Dr. Oelke is a scientific co-founder of NexImmune and a pioneer in the field of artificial antigen presenting cell (aAPC) technology

GAITHERSBURG, MD – April 14, 2022, NexImmune, Inc. (Nasdaq: NEXI), a clinical-stage biotechnology company developing a novel approach to immunotherapy designed to orchestrate a targeted immune response by directing the function of antigen-specific T cells, today announced that Mathias Oelke, Ph.D., has been promoted to Chief Scientific Officer. Dr. Oelke is a scientific co-founder of NexImmune and joined NexImmune in 2014.

“We are excited to announce Mathias’ appointment to the position of Chief Scientific Officer,” said Kristi Jones, NexImmune’s Chief Executive Officer. “As an early leader in the field of artificial antigen presenting cells, Mathias brings decades of experience in cellular immunology and T cell research. He has been instrumental to NexImmune’s scientific progress to date, and under his leadership, we will continue to build momentum with our research and development initiatives.”

Dr. Oelke has more than 20 years of research experience in cancer immunotherapy and has a long-standing track record of developing methods for antigen-specific stimulation of T cells for therapeutic use. Prior to his promotion, he served as Senior Vice President, Preclinical Immunotherapy and Head of Cell Biology of NexImmune since 2017. Dr. Oelke has numerous peer-reviewed publications and is a co-inventor on more than 25 patents and patent applications describing NexImmune’s proprietary aAPC technology, with additional pending patent applications in related fields of cancer immunotherapy. Previously, he was a member of the faculty at the Johns Hopkins University for over 11 years. Dr. Oelke, who is a chemist by training, received his Ph.D. in Biology from University of Freiburg, where he first became interested in the critical role of antigen presenting cells and their use in immunotherapy.

“Given the clinical advancement of NexImmune’s technology and the excitement around the continued development for both the adoptive cell therapy and the injectable platform, I am thrilled to continue and expand my role,” said Dr. Oelke. “Having spent my career developing new approaches to cancer immunotherapy and immunology, I am honored that NexImmune has chosen me to lead the next chapter of our potentially transforming technology, which has the potential to help patients in need.”

About NexImmune

NexImmune is a clinical-stage biotechnology company developing a novel approach to immunotherapy designed to employ the body’s own T cells to generate a specific, potent, and durable immune response. The backbone of NexImmune’s approach is a proprietary Artificial Immune Modulation (AIM™) nanoparticle technology platform. The AIM technology enables NexImmune to construct nanoparticles that function as synthetic dendritic cells capable of directing a specific T cell-mediated immune response. AIM constructed nanoparticles employ natural biology to engage, activate and expand endogenous T cells in ways that combine anti-tumor attributes of antigen-specific precision, potency and long-term persistence with reduced potential for off-target toxicities.

NexImmune’s two lead programs, NEXI-001 and NEXI-002, are in Phase 1/2 clinical trials for the treatment of relapsed AML after allogeneic stem cell transplantation and multiple myeloma refractory to at least 3 prior lines of therapy, respectively. NexImmune is also developing new AIM nanoparticle constructs and modalities for potential clinical evaluation in oncology and in disease areas outside of oncology, including autoimmune disorders and infectious disease.

For more information, visit www.neximmune.com.

Forward Looking Statements

This press release may contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on the beliefs and assumptions and on information currently available to management of NexImmune, Inc. (the “Company”). All statements other than statements of historical fact contained in this press release are forward-looking statements, including statements concerning our planned and ongoing clinical studies for the Company’s product candidates, including NEXI-001 and NEXI-002; the initiation, enrollment, timing, progress, release of data from and results of those planned and ongoing clinical studies; and the utility of prior preclinical and clinical data in determining future clinical results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties set forth in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission (“SEC”) on March 9, 2022, and subsequent reports that we file with the SEC. Forward-looking statements represent the Company’s beliefs and assumptions only as of the date of this press release. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, the Company assumes no obligation to publicly update any forward-looking statements for any reason after the date of this press release to conform any of the forward-looking statements to actual results or to changes in its expectations.

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Contacts

Investors:

Chad Rubin, SVP, Corporate Affairs

NexImmune, Inc.

646.319.3261

crubin@neximmune.com